EXHIBIT 4


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                       RIGHT MANAGEMENT CONSULTANTS, INC.
                            1993 STOCK INCENTIVE PLAN

                          As Amended March 26, 1999 and
                      Approved by Shareholders May 6, 1999
                     (formerly the "1993 Stock Option Plan")

1. Purpose. This 1993 Stock Incentive Plan (the "Plan") is intended to recognize the contributions made to the Company by key employees (including employees who are members of the Board of Directors) of the Company or any Affiliate and independent contractors who are managing principals of one or more of the Company's franchisees, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of Restricted Stock (as defined below) of the Company and/or rights to acquire the Company's Common Stock, par value $.01 per Share (the "Common Stock") in accordance with the terms of the Plan. In addition, the Plan is intended as additional incentive to directors of the Company who are not employees of the Company or an Affiliate to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of Options to acquire Common Stock in accordance with the terms of the Plan.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

(b) "Award" means an award of an Option and/or Restricted Stock granted pursuant to the Plan.

(c) "Award Document" means either an Option Document or a Restricted Stock Document or both.

(d) "Board of Directors" means the Board of Directors of the Company.

(e) "Change of Control" shall have the meaning as set forth in Section 9 of the Plan.

(f) "Code" means the Internal Revenue Code of 1986, as amended.

(g) "Committee" means the committee consisting of at least two (2) members of the Board of Directors who satisfy the requirement of Section 3(a) of the Plan appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 3 of the Plan.

(h) "Company" means Right Management Consultants, Inc., a Pennsylvania corporation.


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(i) "Disability"  means a physical or mental  impairment  sufficient to make the individual eligible for benefits under the Long-Term Disability Plan of the Company (whether or not a participant in such plan), provided such impairment also constitutes a "disability" within the meaning of Section 22(e)(3) of the Code.

(j) "Fair market Value" shall have the meaning set forth in Subsection 8(a) (ii) of the Plan.

(k) "ISO" means an Option granted under the Plan which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.

(l) "Non-employee Director" means a member of the Board of Directors who is not an employee of the Company or an Affiliate.

(m) "Non-qualified Stock Option" means an Option granted under the Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of Section 422(b) of the Code.

(n) "Option" means either an ISO or a Non-qualified Stock Option granted under the Plan.

(o) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

(p) "Option Document" means the document described in Section 8(a) of the Plan, as applicable, which sets forth the terms and conditions of each grant of Options.

(q) "Option Price" means the price at which Shares may be purchased upon exercise of an option, as calculated pursuant to subsection 8(a)(ii) of the Plan.

(r) "Participant" means a person who holds an option or Restricted Stock.

(s) "Plan Shares" means the shares of Common Stock of the Company which have been, or may be, issued pursuant to the Plan.

(t) "Restricted Stock" means Common Stock granted pursuant to Section 8(b) of the Plan that is subject to a risk of forfeiture in accordance with the terms of such grant.

(u) "Restricted Stock Document" means the document described in Section 8(b) of the Plan which sets forth the terms and conditions of each grant of Restricted Stock.

(v) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(w) "Shares" means the shares of Common Stock of the Company which are the subject of options.

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3. Administration of the Plan.

(a) General. The Plan shall be administered by the Committee which shall at all times consist of two (2) or more persons, each of whom shall be members of the Board of Directors. Each member of the Committee shall be a disinterested person (as such term is defined in Rule 16b-3) and an "outside director" within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled (or eliminated, consistent with the first sentence of this Section 3(a) by the reduction of the size of the Committee) by the Board of Directors.

(b) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(c) Grants. The Committee shall from time to time at its discretion grant Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to
(i) determine the individuals to whom, and the times at which, the Awards shall be granted, (ii) determine the type of Award to be granted and the number of Shares and/or amount of Restricted Stock subject thereto, (iii) if an option is granted, determine the Option Price, its terms and the period or periods when such option is exercisable, and (iv) approve the form and terms and conditions of the Award Documents; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the individual's services and responsibilities, the individual's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Awards granted under it shall be final, binding and conclusive. Notwithstanding the foregoing, no single individual shall receive, in any calendar year, Awards entitling such individual to more than 10% of the Plan Shares.

(d) Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Subsection 3(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

(e) Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or

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she continues to be such member of the Committee at the time of the action, suit or proceeding.

4. Grants under the Plan. The Committee may grant any of the following types of Awards, either singly, in tandem or in any combination as the Committee may in its sole discretion determine:

     (a) Options, in the form of Non-qualified Stock Options or ISOs or any combination thereof; and

     (b) Restricted Stock.

5. Eligibility. Subject to the limitations set forth in this Section 5, all key employees and independent contractors who are managing principals of one or more of the Company's franchisees and members of the Board of Directors who are not then serving as members of the Committee shall be eligible to receive Awards hereunder. The Committee, in its sole discretion, shall determine whether an individual is eligible to be granted Awards hereunder. Only employees or employee directors may be granted an ISO or Restricted Stock.

6. Shares Subject to Plan. The aggregate maximum number of shares for which Options may be granted or Restricted Stock issued pursuant to the Plan is 3,225,000 shares of common stock, subject to adjustment or amendment as provided in Sections 10 and 11 of the Plan. No more than Three Hundred Thousand (300,000) of the Plan Shares, as such number may be adjusted as provided in Sections 10 and 11 of the Plan, shall become permanently issued (i.e., cease to be subject to risk of forfeiture) as a result of Awards of Restricted Stock. Plan Shares not issued in the form of Restricted Stock (including all or any portion of the Plan Shares available for issuance as Restricted Stock Awards) may be issued pursuant to Options. The Plan Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates, is canceled or expires without having been fully exercised for any reason or if Restricted Stock is forfeited for any reason, the Shares underlying the unexercised portion of the Option and/or the forfeited Restricted Stock as the case may be, may again be the subject of one or more Awards granted pursuant to the Plan.

7. Term of the Plan. The Plan is effective as of October 28, 1992, the date on which it was adopted by the Board of Directors. The Plan was approved by the shareholders of the Company on December 16, 1992. An amendment to the Plan to increase the number of shares of common stock eligible for issuance under the Plan to 700,000 was approved by shareholders on May 4, 1994. Amendments to the Plan to, among other things, implement a restricted stock feature were approved by shareholders on May 4, 1995. An amendment to the Plan to increase the number of shares of common stock eligible for issuance under the Plan by 600,000 was approved by shareholders on May 9, 1996. A further amendment to the Plan to increase the number of shares of common stock eligible for issuance under the Plan by 750,000 was approved by shareholders on May 6, 1999. No option may be granted under the Plan after December 31, 2003.

8.       Award Documents and Terms.

     (a) Options. Each Option granted under the Plan shall specify whether or not it is intended to qualify as an incentive stock option ("ISO"). Options granted pursuant to the Plan shall be evidenced by the option Documents in such form as the Committee shall from time to time approve, which Option Documents

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shall comply with and be subject to the following  terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan:

     (i) Number of Option Shares. Each option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options which are intended to be ISOs and Options which are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan.

     (ii) Option Price. Each Option Document shall state the Option Price which, for a Non-qualified Stock Option, may be less than, equal to, or greater than the Fair Market Value of the Shares on the date the Option is granted, but in no case less than eighty-five percent (85%) of such Fair Market Value, and, for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(a)(ii); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per share shall be, if the common stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price thereof on the date the Option is granted, or, if the Common Stock is not so listed Or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

     (iii) Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Act")) contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that
(i) the Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any

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governmental   regulatory  body  whose  consent  or  approval  is  necessary  in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

     (iv) Medium of Payment.  An Optionee  shall pay for Shares (i) in cash,  or
(ii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such option is to be exercised by the payment in shares of Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee. Notwithstanding the foregoing, Company Common Stock which is identified as having been obtained through an option under this Plan and still subject to the holding rules applicable to ISOs under the Code may not be tendered in payment of the Option Price. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of common Stock, the stock certificate issued to the optionee shall represent (i) the Shares in respect of which payment is made, and (ii) such excess number of shares. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate.

     (v) Termination of Options.

(A) No Option shall be exercisable after the first to occur of the following:

(1) Expiration of the Option term specified in the Option Document, which shall not occur after (i) ten years from the date of grant, or (ii) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate;

(2) Expiration of three months from the date the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than Disability or death or as otherwise specified in Subsection 8(a)(v)(A)(4) or 8
(a) (v) (A) (5) below;

(3) Expiration of one year from the date such employment or service with the Company or its Affiliates terminates due to the Optionee's Disability or death;

(4) A finding by the Committee that the Optionee (i) has become employed without the Company's or an Affiliate's consent by a competitor of the Company or an Affiliate, or has become engaged in competition with the Company or an Affiliate, (ii) has divulged without the consent of the Company or an Affiliate any secret or confidential information belonging to the Company or an Affiliate,


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(iii) has been dishonest or fraudulent in any matter affecting the Company, (iv)
committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company or (v) was terminated for other reasons which would constitute cause under applicable law. The Company shall give an Optionee written notice of the occurrence of any such event prior to making any such determination. The determination of the Committee as to the occurrence of any of the events specified in this paragraph shall be conclusive and binding upon all persons for all purposes. In the event the Committee determines that any such event as specified in this paragraph has occurred, in addition to immediate termination of the Options held by the Optionee, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

(5) The date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company.

(B) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(a)(v)(A)(1), provided that any change pursuant to this Subsection 8(a)(v)(B) which would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

                  (vi) Transfers. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such option may be exercised only by him. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                  (vii) Holding Period. No Option granted under the Plan may be exercised before the later of (i) the expiration of six months from the date of grant, (ii) the expiration of six months following the date the Plan is approved by the Company's shareholders or (iii) the expiration of such greater period of time as may be specified in the Option Documents.

                  (viii) Limitation on Grants. In no event shall the aggregate fair market value of the shares of Common Stock (determined at the time the ISO is granted) with respect to which ISOs under all incentive stock option plans of the Company or its Affiliates are exercisable for the first time by the optionee during any calendar year exceed $100,000.

                  (ix) Other Provisions. Subject to the provisions of the Plan, the option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option granted pursuant to the Plan, and such additional restrictions upon the exercise of the option or additional limitations upon the term of the Option, as the Committee shall deem advisable. Subject to Sections 8(a)(v) and 8(a)(x) and the general limitations on options contained herein, the Board of Directors may authorize adjustments of an Option granted under the Plan

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         with respect to the Option Price, the number of Shares, the term and any restrictions. Such adjustments may be accomplished by cancellation of an outstanding Option and a subsequent regranting of an Option, by amendment, or by substitution of an outstanding Option and may result in an Option Price which is higher but not lower than the Option Price of the prior Option, provide for a greater or lesser number of Shares subject to the Option, or provide for a longer or shorter term than the prior option. The prohibition on the reduction of the option Price contained in the preceding sentence shall not apply to adjustments made to reflect changes in capitalization as contemplated by Section 10.

                  (x) Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to Subsection 8(a)(v)(A)(5) or Section 10 of the Plan, as applicable.

         (b) Restricted Stock. Restricted Stock granted pursuant to the Plan shall be evidenced by the Restricted Stock Documents (which shall include the stock certificate(s) evidencing such Restricted Stock and such other documents as the Committee shall determine with respect to each Award of Restricted Stock) in such form(s) as the Committee shall from time to time approve, which Restricted Stock Documents shall, to the extent applicable, comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

                  (i) Amount of Restricted Stock. The Restricted Stock Documents shall state the amount of Restricted Stock to which they pertain.

                  (ii) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such time(s), under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and the applicable Restricted Stock Documents, a Participant granted Restricted Stock shall have all rights of a shareholder of the Company with respect to the Restricted Stock issued in the name of such Participant and then outstanding, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends thereon.

                  (iii) Forfeiture. Except as otherwise determined by the Committee, upon termination of the employment of a Participant during a period when the Restricted Stock of such Participant is subject to forfeiture under the Restricted Stock Documents applicable thereto, such Restricted Stock shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Restricted Stock Document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.
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                  (iv) Certificates. Restricted Stock granted under the Plan shall be evidenced by one or more stock certificates as determined by the Committee. Each such certificate shall be registered in the name of the Participant and such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of the certificate(s) so long as the Plan Shares evidenced thereby are subject to forfeiture and the Participant shall (as a condition precedent to the issuance of a Restricted Stock Award) deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock to be issued. At the expiration of the applicable restriction period, the Company shall release to the Participant (or the Participant's legal representative or designated beneficiary) the certificate(s) representing the Restricted Stock with respect to which the applicable restrictions have been satisfied.

                  (v) Dividends. The Committee, in its sole discretion, may permit or require the payment of dividends on the Restricted Stock to be automatically reinvested in additional Restricted Stock or other investment vehicles. Unless otherwise determined by the Committee, Common Stock distributed as a dividend or otherwise distributed in connection with the Restricted Stock shall be subject to the same restrictions and risk of forfeiture as the Restricted Stock with respect to which such Common Stock has been distributed.

                  (vi) Minimum Holding Period. Restricted Stock granted under the Plan may not be transferred, sold or otherwise disposed of, by the Participant before the later of (i) the expiration of six months from the date of grant, or (ii) the expiration of six months following the date the amendments to the Plan adopting the Restricted Stock provisions are approved by the Company's Shareholders.

9. Change of Control. In the event of a Change of Control, the Committee may take whatever action it deems necessary or desirable with respect to the Options and Restricted Stock outstanding. Such action includes, without limitation, accelerating the expiration or termination date in the respective option Documents to a date no earlier than thirty (30) days after notice of such acceleration given to the Optionees or accelerating the restriction periods in the respective Restricted Stock Documents. In addition to the foregoing, in the event of a Change of Control, Options granted pursuant to the Plan shall become immediately exercisable in full.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board directors if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's

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voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders, ownership of Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14 (d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) the chief executive officer immediately prior to the determination of whether a Change of Control has occurred or any "group" of which such chief executive officer is a member or any entity of which such chief executive officer owns 25% or more of the voting interests, shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company's Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two
(2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

10. Adjustments on Changes in Capitalization. The aggregate number of Shares and class of shares as to which options may be granted hereunder, the number and class or classes of shares covered by each outstanding Option and the Option Price thereof, the Restricted Stock outstanding and the amount of uncommitted Plan Shares remaining subject to the Plan shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive. Fractional shares resulting from any adjustment pursuant to this Section 10 may be settled in cash or otherwise as the Committee shall determine.

11. Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not amend the Plan to (i) change the class of individuals eligible to receive an ISO, (ii) permit the Board to reduce the Option Price of outstanding options other than for adjustments in capitalization as contemplated by Section 10, (iii) increase the maximum number of Plan Shares, or (iv) make any other change or amendments to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 without obtaining approval of such amendments, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter. In the future the Plan may be amended by the Board of Directors to provide for the granting of Options to Non-employee Directors pursuant to a formula which satisfies the requirements of Rule 16b-3(c)(2)(ii) of the Securities Exchange Act of 1934. No amendment to the Plan shall adversely affect any outstanding Option or Restricted Stock, however, without the consent of the Optionee or the holder of Restricted Stock, as the case may be.

12. No Commitment to Retain. The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Participant in the employ of the Company or an Affiliate and/or as a member of the Company's Board of Directors or in any other capacity.

13. Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (on a form supplied by the Committee) to exercise his Options and/or receive any payments as may be due under the Plan to such beneficiary or beneficiaries in the event of the Participant's death, and may change such designation from time to time and at any time prior to the death of such Participant.

14. Withholding of Taxes. Whenever the Company proposes or is required to deliver Restricted Stock certificates or deliver or transfer shares in connection with the exercise of an Option, or whenever the Company is otherwise obligated to withhold taxes in connection with an Option or Restricted Stock, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to delivery or transfer of any certificate or certificates for such Restricted Stock or Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery of certificates in connection with Restricted Stock or make any delivery or transfer of Shares will be conditioned on the recipient's compliance, to the Company's satisfaction, with any withholding requirement.

15.      Interpretation.

(a) The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3. To the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. This section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

(b) The Plan is intended to satisfy the applicable requirements of Code Section 162(m) so that the tax deduction for the Company for remuneration in respect of this Plan for services performed by employees within the purview of Code Section 162(m) is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or of any Award Document would otherwise frustrate or conflict with the intent expressed in this Section 15(b), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent there remains an irreconcilable conflict with such intent, such provision shall be deemed null and void as applicable to such employees.